Exhibit 99.1
Core Natural Resources Reports Second Quarter 2026 Results
Reports net income of $126 million and adjusted EBITDA1 of $324 million
Generates net cash provided by operating activities of $250 million and free cash flow1 of $148 million
Drives significant per-ton cost and operating margin improvements in marquee high c.v. thermal and metallurgical segments
Secures 16 million tons of advantageous new sales commitments for delivery in future periods
Completes the settlement of its Leer South insurance claim for a full limit recovery netting $155 million
Returns $68 million to stockholders, bringing the total returned since February 2025 to $360 million
CANONSBURG, Pa., August 6, 2026 /PRNewswire/ — Today, Core Natural Resources, Inc. (NYSE: CNR) (“Core” or the “company”) reported net income of $126.5 million, or $2.51 per diluted share, in the second quarter of 2026. Additionally, Core reported adjusted EBITDA1 of $323.6 million in the quarter. During Q2, Core settled the Leer South insurance claim for the full limit recovery and recognized the remaining $125.4 million of proceeds. Second quarter revenues totaled $1.1 billion.
“During Q2, the Core team made excellent progress in driving operational excellence across the combined mining platform while generating strong free cash flow and robust capital returns,” said Jimmy Brock, Core’s chairman and CEO. “With our marquee operating segments now shifting into high gear, we expect to showcase Core’s full, cash-generating potential moving forward, thus powering a further acceleration of our already substantial capital return program.”
Operational and Marketing Update
During the second quarter of 2026, Core’s high calorific value thermal segment had coal sales of 8.4 million tons, representing a 9 percent quarter-over-quarter increase, and achieved realized coal revenue per ton sold1 of $58.11. The segment had cash cost of coal sold per ton1 of $38.58, representing a 9 percent quarter-over-quarter improvement.
In Core’s metallurgical segment during Q2, coking coal sales totaled 2.3 million tons, representing an 8 percent quarter-over-quarter improvement, and thermal byproduct sales totaled 0.3 million tons. The segment achieved realized coal revenue per ton sold1 for coking coal of $121.43, representing a slight decline versus Q1 2026. Realized coal revenue per ton sold1 for the metallurgical segment as a whole was $114.13. The metallurgical segment reported a cash cost of coal sold per ton1 of $85.65, representing a 7 percent improvement from the previous quarter.
In the Powder River Basin segment, Q2 sales volumes totaled 10.2 million tons, reflecting seasonally depressed spring shipment levels. Realized coal revenue per ton sold1 was $14.28, which was generally in line with Q1 2026, and cash cost of coal sold per ton1 came in at $14.85, representing a 9 percent increase due to lower fixed cost absorption stemming from the lower shipment levels as well as increased fuel costs. Core expects a substantial improvement in the segment’s sales volumes and unit costs in the year’s back half.
During Q2, the marketing team secured 16 million tons of new sales commitments across all segments for delivery in future periods, at prices expected to support advantageous margins.

The following table presents operational results by reportable segment (in millions, except per ton information):

	Three Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025
High C.V. Thermal Segment
Tons Sold	8.4	7.7	8.4
Realized Coal Revenue per Ton Sold[1]	$58.11	$58.86	$60.50
Cash Cost of Coal Sold per Ton[1]	$38.58	$42.56	$39.47
Cash Margin per Ton Sold[1]	$19.53	$16.30	$21.03

Metallurgical Segment
Tons Sold	2.6	2.5	2.2
Coking Coal	2.3	2.1	1.9
Thermal Byproduct	0.3	0.3	0.3
Realized Coal Revenue per Ton Sold[1]	$114.13	$112.03	$104.22
Coking Coal[1]	$121.43	$122.11	$114.71
Thermal Byproduct[1]	$55.09	$41.94	$45.74
Cash Cost of Coal Sold per Ton[1]	$85.65	$92.35	$95.93
Cash Margin per Ton Sold[1]	$28.48	$19.68	$8.29

Powder River Basin Segment
Tons Sold	10.2	11.9	12.6
Realized Coal Revenue per Ton Sold[1]	$14.28	$14.39	$14.69
Cash Cost of Coal Sold per Ton[1]	$14.85	$13.64	$13.40
Cash Margin per Ton Sold[1]	$(0.57)	$0.75	$1.29
Financial, Liquidity, and Capital Return Update
Core’s capital return framework targets the return to stockholders of around 75 percent of free cash flow1, with the significant majority of that return directed to share repurchases complemented by a sustaining quarterly dividend of $0.10 per share. During Q2 2026, the company invested $63.0 million to repurchase 719,904 shares of its common stock at an average share price of $87.54. Core has now invested a total of $329.2 million to repurchase 4.3 million shares of common stock, or roughly 7.9 percent of total shares outstanding as of the program’s launch, at an average share price of $77.04, and a total of $360.1 million, inclusive of dividend payments, in the capital return program overall.
Since the inception of its capital return program in February 2025, Core has returned approximately 80 percent of its free cash flow1 to stockholders via its capital return program. As of June 30, 2026, Core had $670.8 million of remaining authorization under its existing $1.0 billion share repurchase program.
In addition, the board declared a $0.10 per share quarterly dividend payable on September 18, 2026, to stockholders of record on August 31, 2026.
“During Q2, Core continued to perform at world-class levels and once again demonstrated the value of its diversified, strategic, world-class mining portfolio by generating substantial levels of free cash flow and funding robust capital returns despite a relatively soft market environment,” said Mitesh Thakkar, Core’s president and chief financial officer. “Given Core’s step-change in operational execution, strong cash balance, incremental cash proceeds from insurance settlements, projected drawdown of coal inventories, and an improving shipping outlook in the Powder River Basin, we believe the stage is set for even stronger capital returns — and an accelerated reduction in share count — in the year’s second half.”
As part of the full limit recovery of its Leer South insurance claim, which netted a total of $154.5 million across all periods, Core collected $88.1 million of insurance proceeds in Q2 and the remaining $37.9 million in July.
At June 30, 2026, Core had total liquidity of $1.0 billion, including $474.0 million in cash and cash equivalents and short-term investments.

Market Update
While U.S. thermal coal demand was pressured by moderate temperatures, low natural gas prices, and inflated customer stockpiles during Q2, Core expects improving market dynamics in the year’s second half and views the longer term outlook as promising. U.S. grid operators project substantial power demand growth through the remainder of the decade, spurred by reindustrialization and the AI-driven data center build-out. With the U.S. coal fleet operating at an average capacity factor of less than 50 percent – and with the Trump Administration moving aggressively to ensure the long-term viability of the U.S. coal fleet – Core expects U.S. thermal coal demand to climb. The outlook for seaborne industrial coal demand appears positive as well. India’s cement demand is climbing at a significant pace, propelled by that country’s infrastructure build-out, and the International Energy Agency expects global electricity demand to grow at 3.6 percent per year through the remainder of the decade.
Seaborne metallurgical markets remain muted in the face of two years of contraction in global hot metal output, and coking coal price assessments on the U.S. East Coast continue to lag Australian price indices by a historically wide margin. Core expects U.S. East Coast prices to recover over time as global hot metal demand rebounds and as Asian buyers seek to take advantage of the wide price spread. Meanwhile, Core continues to make good progress in marketing its Leer brand coal as an advantageous and high value-in-use substitute for Australian premium low-vol coals. Core expects the ongoing, steel-dependent build-out of Southeast Asian economies – along with sustained investment in new blast furnace capacity across that region – to support a constructive, long-term market outlook for high-quality coking coals.
Outlook
“Looking ahead, we remain laser-focused on achieving world-class productivity and industry-leading cost performance across our entire mining portfolio while operating in tight alignment with our core values of safety and compliance, continuous improvement, and financial performance,” Brock said. “Our goal is to drive strong and improving capital returns in the current soft market environment while laying the foundation for truly exceptional returns as coal markets rebound. We see compelling, long-term market opportunities ahead — including resurgent U.S. power demand, tightening global energy markets, and an ongoing infrastructure build-out in the developing world — and we are preparing Core to capitalize on all fronts.”
1 - Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures and Realized Coal Revenue per Ton Sold and Cash Cost of Coal Sold per Ton are operating ratios derived from non-GAAP financial measures, each of which is reconciled to the most directly comparable GAAP financial measures below, under the caption “Reconciliation of Non-GAAP Financial Measures.” Cash Margin per Ton Sold is an operating ratio derived from non-GAAP financial measures and is defined as realized coal revenue per ton sold less cash cost of coal sold per ton.

2026 Guidance

	2026
	Tons	$ per ton
Sales Volume (in millions of tons)
Coking[1]	8.8 - 9.4
High C.V. Thermal[2]	31.5 - 33.0
Powder River Basin	47.0 - 50.0
Total	87.3 - 92.4

Metallurgical (in millions of tons)
Committed, Priced Coking	6.0	$120.86
Committed, Unpriced Coking	2.7
Total Committed Coking	8.7

Metallurgical Cash Cost of Coal Sold per Ton		$86.00 - $91.00

High C.V. Thermal (in millions of tons)
Committed, Priced[3]	30.9	$58.00
Committed, Unpriced	0.2
Total Committed High C.V. Thermal	31.1

High C.V. Thermal Cash Cost of Coal Sold per Ton		$39.00 - $40.50

Powder River Basin[4] (in millions of tons)
Committed, Priced	50.3	$14.27

Powder River Basin Cash Cost of Coal Sold per Ton		$13.25 - $13.75

Corporate (in $ millions)
Capital Expenditures	$325 - $375
Depreciation, Depletion and Amortization	$600 - $650
Cash Basis General and Administrative Costs[5]	$85 - $100
Cash Tax Rate	0% - 5%
1 - Excludes thermal byproduct
2 - Includes crossover volumes
3 - Reflects inclusion of collared commitments
4 - Reflects the expected impact of the recently enacted royalty rate reduction on federal coal leases
5 - Excludes expenses related to non-cash stock-based compensation and other non-recurring adjustments
Note - Core is unable to provide a reconciliation of Metallurgical Cash Cost of Coal Sold per Ton, High C.V. Thermal Cash Cost of Coal Sold per Ton, and Powder River Basin Cash Cost of Coal Sold per Ton guidance, which are operating ratios derived from non-GAAP financial measures, without unreasonable efforts due to the unknown effect, timing, and potential significance of certain income statement items.

Availability of Additional Information
Please refer to our website, www.corenaturalresources.com, for additional information regarding the company. In addition, we may provide other information about the company from time to time on our website.
Investors seeking our detailed financial statements can refer to the Quarterly Report on Form 10-Q once it has been filed with the Securities and Exchange Commission (“SEC”).
About Core Natural Resources, Inc.
Core Natural Resources, Inc. (NYSE: CNR) is a world-class producer of high-quality metallurgical and high calorific value thermal coals for the global marketplace. Core’s highly skilled workforce operates a best-in-sector portfolio of large-scale, low-cost longwall mines, including the Pennsylvania Mining Complex, Leer, Leer South, and West Elk mines, along with one of the world’s largest and most productive surface mines, Black Thunder. The company plays an essential role in meeting the world’s growing need for steel, infrastructure, and energy, while simultaneously serving the resurgent requirements of the U.S. power generation fleet. Core has an extensive and strategic logistical network – anchored by ownership positions in two East Coast marine export terminals – that provides reliable and efficient access to seaborne coal markets. The company’s deeply ingrained culture is grounded in safety and compliance, continuous improvement, and financial performance, with an emphasis on stakeholder engagement and stockholder returns. Core was created in January 2025 via the merger of long-time industry leaders CONSOL Energy and Arch Resources and is based in Canonsburg, Pennsylvania.

Condensed Consolidated Statement of Cash Flows
The following table presents the condensed consolidated statement of cash flows for the three months ended June 30, 2026 (in thousands):

Three Months Ended June 30, 2026
Cash Flows from Operating Activities:	(Unaudited)
Net Income	$126,467
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization	166,762
Other Non-Cash Adjustments to Net Income	26,814
Changes in Working Capital	(69,596)
Net Cash Provided by Operating Activities	250,447
Cash Flows from Investing Activities:
Capital Expenditures	(101,901)
Proceeds from Sales of Assets	175
Other Investing Activity	(5,678)
Net Cash Used in Investing Activities	(107,404)
Cash Flows from Financing Activities:
Net Payments on Long-Term Debt, Including Fees	(11,069)
Repurchases of Common Stock	(63,020)
Dividends and Dividend Equivalents Paid	(5,028)
Other Financing Activities	(2,009)
Net Cash Used in Financing Activities	(81,126)
Net Increase in Cash, Cash Equivalents and Restricted Cash	61,917
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	583,130
Cash, Cash Equivalents and Restricted Cash at End of Period	$645,047

Reconciliation of Non-GAAP Financial Measures
We define realized coal revenue as revenues reported in the Condensed Consolidated Statements of Income (Loss) less transportation costs, transloading revenues and other revenues not directly attributable to coal sales. We define realized coal revenue per ton sold as realized coal revenue divided by tons sold.
The following tables present reconciliations by reportable segment of realized coal revenue and realized coal revenue per ton sold to revenues, the most directly comparable GAAP financial measure (in thousands, except per ton information):

	Three Months Ended June 30, 2026
	High CV Thermal	Metallurgical	PRB	Core Marine Terminal	Idle and Other	Eliminations	Consolidated
Revenues	$612,122	$366,283	$148,274	$26,946	$4,393	$(17,004)	$1,141,014
Less: Adjustments to Reconcile to Segment Realized Coal Revenue
Transportation Costs, including Intersegment Transportation Costs	122,379	68,808	2,393	—	—	—	193,580
Intersegment Terminal Revenues	—	—	—	17,004	—	(17,004)	—
Non-Coal Revenues	—	—	—	9,942	4,393	—	14,335
Segment Realized Coal Revenue	$489,743	$297,475	$145,881	$—	$—	$—	$933,099
Tons Sold	8,428	2,606	10,213
Realized Coal Revenue per Ton Sold	$58.11	$114.13	$14.28

	Three Months Ended March 31, 2026
	High CV Thermal	Metallurgical	PRB	Core Marine Terminal	Idle and Other	Eliminations	Consolidated
Revenues	$552,832	$342,335	$175,180	$24,212	$5,429	$(15,710)	$1,084,278
Less: Adjustments to Reconcile to Segment Realized Coal Revenue
Transportation Costs, including Intersegment Transportation Costs	99,373	67,787	3,707	—	—	—	170,867
Intersegment Terminal Revenues	—	—	—	15,710	—	(15,710)	—
Non-Coal Revenues	—	—	—	8,502	5,429	—	13,931
Segment Realized Coal Revenue	$453,459	$274,548	$171,473	$—	$—	$—	$899,480
Tons Sold	7,703	2,451	11,918
Realized Coal Revenue per Ton Sold	$58.86	$112.03	$14.39

	Three Months Ended June 30, 2025
	High CV Thermal	Metallurgical	PRB	Core Marine Terminal	Idle and Other	Eliminations	Consolidated
Revenues	$606,500	$299,994	$186,872	$22,572	$4,455	$(18,032)	$1,102,361
Less: Adjustments to Reconcile to Segment Realized Coal Revenue
Transportation Costs, including Intersegment Transportation Costs	99,084	67,088	2,460	—	—	—	168,632
Intersegment Terminal Revenues	—	—	—	18,032	—	(18,032)	—
Non-Coal Revenues	—	—	—	4,540	4,455	—	8,995
Segment Realized Coal Revenue	$507,416	$232,906	$184,412	$—	$—	$—	$924,734
Tons Sold	8,388	2,235	12,556
Realized Coal Revenue per Ton Sold	$60.50	$104.22	$14.69
The following tables present breakdowns of the realized coal revenue per ton sold for the Metallurgical segment between coking coal and thermal byproduct (in thousands, except per ton information):

	Three Months Ended June 30, 2026
	Coking Coal	Thermal Byproduct	Total Metallurgical Segment
Segment Realized Coal Revenue	$281,670	$15,805	$297,475
Tons Sold	2,319	287	2,606
Realized Coal Revenue per Ton Sold	$121.43	$55.09	$114.13

	Three Months Ended March 31, 2026
	Coking Coal	Thermal Byproduct	Total Metallurgical Segment
Segment Realized Coal Revenue	$261,632	$12,916	$274,548
Tons Sold	2,143	308	2,451
Realized Coal Revenue per Ton Sold	$122.11	$41.94	$112.03

	Three Months Ended June 30, 2025
	Coking Coal	Thermal Byproduct	Total Metallurgical Segment
Segment Realized Coal Revenue	$217,369	$15,537	$232,906
Tons Sold	1,895	340	2,235
Realized Coal Revenue per Ton Sold	$114.71	$45.74	$104.22
We evaluate our cash cost of coal sold on an aggregate basis by segment and our cash cost of coal sold per ton on a per-ton basis. Cash cost of coal sold includes items such as direct operating costs, royalties, production taxes and credits and direct administration costs, and excludes transportation costs, indirect costs, other costs not directly attributable to the production of coal and depreciation, depletion and amortization costs on production assets. We define cash cost of coal sold per ton as cash cost of coal sold divided by tons sold.

The following tables present reconciliations by reportable segment of cash cost of coal sold and cash cost of coal sold per ton to cost of sales, the most directly comparable GAAP financial measure (in thousands, except per ton information):

	Three Months Ended June 30, 2026
	High CV Thermal	Metallurgical	PRB	Core Marine Terminal	Idle and Other	Eliminations	Consolidated
Cost of Sales	$447,517	$281,551	$156,069	$9,176	$11,680	$(17,004)	$888,989
Less: Adjustments to Reconcile to Segment Cash Cost of Coal Sold
Transportation Costs	106,412	67,771	2,393	—	—	—	176,576
Intersegment Transportation Costs	15,967	1,037	—	—	—	(17,004)	—
Cost of Sales from Idled Operations	—	—	—	—	4,287	—	4,287
Insurance Reimbursements - Fire Costs	—	(10,493)	—	—	—	—	(10,493)
Terminal Operating Costs	—	—	—	9,176	—	—	9,176
Settlements of Commodity Derivatives	—	—	1,998	—	—	—	1,998
Other Non-Active Mining Costs	—	—	—	—	7,393	—	7,393
Segment Cash Cost of Coal Sold	$325,138	$223,236	$151,678	$—	$—	$—	$700,052
Tons Sold	8,428	2,606	10,213
Cash Cost of Coal Sold per Ton	$38.58	$85.65	$14.85

	Three Months Ended March 31, 2026
	High CV Thermal	Metallurgical	PRB	Core Marine Terminal	Idle and Other	Eliminations	Consolidated
Cost of Sales	$427,198	$284,369	$166,303	$8,230	$8,795	$(15,710)	$879,185
Less: Adjustments to Reconcile to Segment Cash Cost of Coal Sold
Transportation Costs	84,716	66,734	3,707	—	—	—	155,157
Intersegment Transportation Costs	14,657	1,053	—	—	—	(15,710)	—
Cost of Sales from Idled Operations	—	—	—	—	4,480	—	4,480
Insurance Reimbursements - Fire Costs	—	(9,723)	—	—	—	—	(9,723)
Terminal Operating Costs	—	—	—	8,230	—	—	8,230
Other Non-Active Mining Costs	—	—	—	—	4,315	—	4,315
Segment Cash Cost of Coal Sold	$327,825	$226,305	$162,596	$—	$—	$—	$716,726
Tons Sold	7,703	2,451	11,918
Cash Cost of Coal Sold per Ton	$42.56	$92.35	$13.64

	Three Months Ended June 30, 2025
	High CV Thermal	Metallurgical	PRB	Core Marine Terminal	Idle and Other	Eliminations	Consolidated
Cost of Sales	$430,142	$302,696	$170,706	$7,578	$19,484	$(18,032)	$912,574
Less: Adjustments to Reconcile to Segment Cash Cost of Coal Sold
Transportation Costs	82,117	66,023	2,460	—	—	—	150,600
Intersegment Transportation Costs	16,967	1,065	—	—	—	(18,032)	—
Cost of Sales from Idled Operations	—	21,243	—	—	4,920	—	26,163
Terminal Operating Costs	—	—	—	7,578	—	—	7,578
Other Non-Active Mining Costs	—	—	—	—	14,564	—	14,564
Segment Cash Cost of Coal Sold	$331,058	$214,365	$168,246	$—	$—	$—	$713,669
Tons Sold	8,388	2,235	12,556
Cash Cost of Coal Sold per Ton	$39.47	$95.93	$13.40
We define adjusted EBITDA as (i) net income (loss) plus income taxes, net interest expense and depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as loss on debt extinguishment and (iii) other adjustments, such as stock-based compensation, Merger-related expenses and fair value adjustments of commodity derivative instruments. Adjusted EBITDA may also be adjusted for items that may not reflect the trend of future results by excluding transactions that are not indicative of our operating performance or that arise outside of the ordinary course of our business.
The following table presents a reconciliation by reportable segment of adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure (in thousands):

	Three Months Ended June 30, 2026
	High CV Thermal	Metallurgical	PRB	Core Marine Terminal	Other and Corporate	Consolidated
Net Income (Loss)	$103,563	$123,410	$(14,002)	$16,270	$(102,774)	$126,467
Income Tax Expense	—	—	—	—	16,503	16,503
Interest Expense, net	—	—	—	—	7,129	7,129
Depreciation, Depletion and Amortization	61,042	76,256	8,205	1,500	19,759	166,762
Other Adjustments	—	—	—	—	6,765	6,765
Adjusted EBITDA	$164,605	$199,666	$(5,797)	$17,770	$(52,618)	$323,626

Free cash flow is a non-GAAP financial measure, defined as net cash provided by operating activities plus proceeds from sales of assets and unrestricted cash proceeds from the Merger with Arch Resources, Inc., less capital expenditures and investments in mining-related activities. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations and non-core asset sales after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand the company's asset base and are expected to generate future cash flows from operations. It is important to note that free cash flow does not represent the residual cash flow available for discretionary expenditures, since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The following table presents a reconciliation of free cash flow to net cash provided by operating activities, the most directly comparable GAAP financial measure (in thousands):

Three Months Ended June 30, 2026
Net Cash Provided by Operating Activities	$250,447

Capital Expenditures	(101,901)
Proceeds from Sales of Assets	175
Investments in Mining-Related Activities	(735)
Free Cash Flow	$147,986

Cautionary Statement Regarding Forward-Looking Statements
This communication contains certain “forward-looking statements” within the meaning of federal securities laws. Forward-looking statements may be identified by words such as “years ahead,” “look forward” and similar expressions. Forward-looking statements are not statements of historical fact and reflect Core’s current views about future events. No assurances can be given that the forward-looking statements contained in this communication will occur as projected, and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, without limitation, uncertainties regarding the ability of Core to mine, upgrade, process, and extract rare earth elements and critical minerals from its existing mines, including uncertainties regarding the financial impacts of such activities; risks related to the recently announced CEO transition; risks related to the prior occurrence of combustion-related activity at Core’s Leer South mine and the risk of future occurrences; the increase in combustion-related gases at Core’s Leer South mine; deterioration in economic conditions or changes in consumption patterns of our customers may decrease demand for our products, impair our ability to collect customer receivables and impair our ability to access capital; volatility and wide fluctuation in coal prices based upon a number of factors beyond our control; an extended decline in the prices we receive for our coal; significant downtime of our equipment or inability to obtain equipment, parts or raw materials; decreases in the availability of, or increases in the price of, commodities or capital equipment used in our coal mining operations; our reliance on major customers, our ability to collect payment from our customers and uncertainty in connection with our customer contracts; our inability to acquire additional coal reserves or resources that are economically recoverable; decreases in coal consumption patterns for steel production, electric power generation and industrial applications; the availability and reliability of transportation facilities and other systems that deliver our coal to market and fluctuations in transportation costs; a loss of our competitive position; inflation that could result in higher costs and decreased profitability; foreign currency fluctuations that could adversely affect the competitiveness of our coal abroad; risks related to the fact that a significant portion of our production is sold in international markets (and may grow) and our compliance with export control and anti-corruption laws; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion emissions; the impact of current and future regulations to address climate change, the discharge, disposal and clean-up of hazardous substances and wastes and employee health and safety on our operating costs as well as on the market for coal; the risks inherent in coal operations, including being subject to unexpected disruptions caused by adverse geological conditions, equipment failure, delays in moving longwall equipment, railroad derailments or strikes, security breaches or terroristic acts and other hazards, delays in the completion of significant construction or repair of equipment, fires, explosions, seismic activities, accidents and weather conditions; failure to obtain or renew surety bonds, letters of credit or insurance coverages on acceptable terms; the effects of coordinating our operations with oil and natural gas drillers and distributors operating on our land; our inability to obtain financing for capital expenditures on satisfactory terms; the effects of our securities being excluded from certain investment funds as a result of environmental, social and corporate governance (“ESG”) practices; the effects of global conflicts on commodity prices and supply chains; the effect of new or existing laws, regulations, tariffs, executive orders or other trade measures; our inability to find suitable joint venture partners, acquisition targets or similar investments or integrating the operations of future acquisitions or investments into our operations; obtaining, maintaining and renewing governmental permits and approvals for our coal operations; the effects of asset retirement obligations, employee-related long-term liabilities and certain other liabilities; uncertainties in estimating our economically recoverable coal reserves; defects in our chain of title for our undeveloped reserves or failure to acquire additional property to perfect our title to coal rights; the outcomes of various legal proceedings; the risk of our debt agreements, our debt and changes in interest rates affecting our operating results and cash flows; information theft, data corruption, operational disruption and/or financial loss resulting from a terrorist attack or cyber incident; the potential failure to retain and attract qualified personnel of the company; failure to maintain effective internal control over financial reporting; uncertainty with respect to the company’s common stock, potential stock price volatility and future dilution; uncertainty regarding the timing and value of any dividends we may declare; uncertainty as to whether we will repurchase shares of our common stock; inability of stockholders to bring legal action against us in any forum other than the state courts of Delaware; the risk that the businesses of the company and Arch Resources, Inc. will not be integrated successfully after the closing of the Merger; the risk that the anticipated benefits of the Merger may not be realized or may take longer to realize than expected; and other unforeseen factors.
All such factors are difficult to predict, are beyond Core’s control, and are subject to additional risks and uncertainties, including those detailed in Core’s annual report on Form 10-K for the year ended December 31, 2025, quarterly reports on Form 10-Q, and current reports on Form 8-K that are available on Core’s website at www.corenaturalresources.com and on the SEC’s website at http://www.sec.gov.
Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Core does not undertake any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Source: Core Natural Resources, Inc.
Contacts:
Investor:
Deck Slone, (314) 994-2766
investorrelations@coreresources.com
Media:
Erica Fisher, (724) 416-8292
media@coreresources.com